Exhibit 10.27
CONSULTING AGREEMENT

This Consulting Agreement is made effective as of the date by which by both parties have executed this Consulting Agreement by and between RedFin Networks, Inc      located at Ft. Lauderdale, Florida (“Client”) and Anadyne Enterprises, LLC (“Consultant”) a Florida Limited Liability Corporation with offices in Gulfstream, Florida.

WHEREAS, Consultant provides consulting services relating to the financial services, electronic transaction processing, merchant acquiring and credit card issuing industries, which services include business development and employee recruiting ; and

WHEREAS, Client desires to engage Consultant to provide consulting services pursuant to the terms of this Consulting Agreement.

NOW THEREFORE, the parties agree as follows:

1.       DESCRIPTION OF SERVICES.  Beginning on the effective date, Consultant will provide the Services, or as may be specifically requested by Client from time to time, (collectively, the "Services") which will be outlined in Attachment A of this Agreement.  Client can renew this Agreement with the expectation to continue “Consultant’s” services to provide such Business Development Services as required by the client as on behalf of Client, these Services will be described in future Attachment(s)  to this Agreement in a form similar to Attachment A of this Agreement.  Further, at the Clients sole option Consultant shall serve on an Advisory Board assembled by Client. Such service will be performed on an “at will” basis for the Client.

2.        PERFORMANCE OF SERVICES.  The manner in which the Services are to be performed, the employees of Consultant assigned to various phases of the project and the specific hours to be worked by Consultant shall be determined by Consultant.

3.        FEES & PAYMENT.  Client will pay a fee to Consultant for the Services rendered at a rate of:

Months 1-3 $2,500 Cash
Months 1-6  $15,000 Cash-Convertible Stock as described in Attachment B of this Agreement.

Additionally, the Consultant will be given negotiated Stock Awards on a project by Project basis reflective of Consultant adding Value to Clients Business in a manner with Incentive Alignment(s) to the Benefit of the Client and Consultant. At the option of the Parties certain other compensation may be in the form of a Commissions, Warrants and or Residuals to be negotiated mutually by the parties and determined on a Project by project basis.

Any subsequent payments for consulting services are due within ten (10) days of receipt of Consultant’s invoice. “Client” will electronically deposit funds into a bank account of Anadyne Enterprises, LLC “Consultant” at a bank to be determined Routing Number 267084131 Account Number 4863892068 upon execution of this Agreement and subsequent payments as they become due, or any other designated bank account with notice.

4.        EXPENSE REIMBURSEMENT. Consultant shall be entitled to reimbursement from Client for all reasonable, documented "out-of-pocket" expenses, which shall include coach airfare, hotel and meals, mileage and tolls for trips outside of Consultant’s area, photocopies, facsimiles, and any other reasonable, documented related expenses incurred upon Client’s request by Consultant.

5.        SUPPORT SERVICES IN CLIENT’S OFFICE.  Client will provide all reasonable necessary and appropriate office support services for the benefit of Consultant while the Services herein are being performed in Client’s offices.  Such support shall include an office, or other work area, telephone (local and long distance), facsimile (local and long distance), and assistance and cooperation from Client personnel as needed.

6.       NEW PROJECT APPROVAL. Consultant and Client recognize that the Services may be comprised of phases, the scope of which may be determined and agreed to on an ongoing basis. Consultant may work on a variety of projects for Client, as agreed to between the parties from time to time.

7.        TERM/TERMINATION.  The term of this Consulting Agreement shall be on a six (6) month calendar year basis. At the end of six (6) month calendar year basis term, the Client and Consultant will engage in a Joint Venture to be described on a separate document titled “Joint Venture Agreement”. The termination of the Consulting Agreement shall not alter or change the obligation of Client to pay all accrued but unpaid amounts for consulting Services, related expenses, and any and all future commissionable earnings.

8.        RELATIONSHIP OF PARTIES.  It is understood by the parties that Consultant is an independent contractor with respect to Client, and not an employee of Client.  Client will not provide, and Consultant is responsible for, all fringe benefits, including health insurance benefits, paid vacation, or any other employee benefit, for the benefit of employees of Consultant.

9.       CONFIDENTIALITY.  For purposes of this Consulting Agreement, “Confidential Information” shall be defined as all confidential or proprietary information of Client, including without limitation: the business activities; customer names and addresses; operations and plans; information pertaining to existing or planned services or products; marketing, promotional and pricing information; information pertaining to purchasers, suppliers or vendors; inventions, products, prices, costs, discounts, future plans, business affairs, process information, technical information, customer lists, copyrights and other proprietary or confidential information of Client; provided, however, that “Confidential Information” shall exclude any information that (a) is at the time of its disclosure generally available to the public, (b) becomes generally available to the public through legal means not in breach of this or any other agreement, or (c) can be shown to be, prior to its initial disclosure, in the possession of the receiving party.

Consultant agrees that Consultant and its officers, employees, directors and owners will not at any time or in any manner, either directly or indirectly, divulge, disclose, or communicate in any manner any Confidential Information to any third party, other than those service providers that Client designates, and only with the express prior written consent of Client. Consultant will maintain the confidentiality of the Confidential Information and use it solely to provide the Services pursuant to this Agreement.  A violation of this paragraph shall be a material violation of this Consulting Agreement.

Client recognizes that Consultant provides consulting services based on its prior knowledge, special expertise, business experience, business contacts, process development, information, ideas, inventions, and other intellectual property. Client acknowledges and agrees that such intellectual property constitutes a valuable asset of Consultant, and comprises the value of Consultant’s consulting services. Client agrees that it will not assert any claim of ownership for any knowledge, expertise or intellectual property of Consultant which Consultant possessed or possesses through work outside of its relationship with Client and/or develops independently of its work for Client and/or for its own business purposes.

10.      CONFIDENTIALITY AFTER TERMINATION.  The confidentiality provisions of this Consulting Agreement shall remain in full force and effect after the termination of this Consulting Agreement.

11.      RETURN OF RECORDS.  Upon termination of this Consulting Agreement, Consultant shall deliver all records, notes, data, memoranda, models, and equipment of any nature that are in Consultant’s possession or under Consultant’s control and that are Client’s property or relate to Consultant’s services hereunder.

12.      NOTICES.  All notices required or permitted under this Consulting Agreement shall be in writing and shall be deemed delivered when delivered via facsimile, in person or via overnight or courier service, as evidenced (in the case of facsimile ) by confirmation of successful transmission, and (in the case of in person or courier delivery) by signed receipt, addressed as follows:

If to CLIENT:	1500 W. Cypress Creek Road Suite 411 Ft. Lauderdale, FL 33309 (954)-769-1335

If to CONSULTANT:	920 Indigo Point Gulfstream, FL 33483 Phone (954) 501-6934

The addresses set forth herein above may be changed from time to time by either party by providing written notice to the other in the manner set forth above.

13.      ENTIRE AGREEMENT.  This Consulting Agreement, including the schedules, exhibits and other documents referred to herein that form a part hereof, embodies the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein.  There are no restrictions, promises, warranties, covenants or understandings, other than those expressly set forth or referred to herein.  This Consulting Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.  No supplement, modification or amendment of this Consulting Agreement shall be binding unless executed in writing by the parties hereto.

14.      SEVERABILITY.  Any term or provision of this Consulting Agreement that is invalid or unenforceable shall be ineffective to the extent of such invalidity and unenforceable, and the remaining terms and provisions of this Consulting Agreement shall be valid and enforceable.

15.      GOVERNING LAW AND ARBITRATION.  This Consulting Agreement shall be governed and construed in accordance with the laws of the State of Florida and its courts sitting in “Palm Beach County, Florida” shall have exclusive jurisdiction of any matters arising there under.  Any dispute arising out of or related to this Consulting Agreement shall be submitted by the parties for arbitration in “West Palm Beach, Florida” in accordance with the rules and procedures of the American Arbitration Association.

16.      PUBLICITY.  All notices to third parties and all other publicity concerning the activity, if any, contemplated by this Consulting Agreement shall be planned and coordinated by the parties hereto.  Each party agrees not to make any public disclosure regarding this relationship or this Consulting Agreement without the prior written approval of the parties.

17.      EFFECT OF HEADING.  The subject headings of the articles, sections and paragraphs of this Consulting Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

18.      COUNTERPARTS.  This Consulting Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19.      WAIVER OF COMPLIANCE.  Any failure of either party to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing.

Failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to any subsequent or other failure.

20.      PARTIES IN INTEREST.  Nothing in this Consulting Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Consulting Agreement on any person other than the parties to it and their respective successors and assigns, nor is anything in this Consulting Agreement intended to relieve or discharge the obligation or liability of any third person to any party to this Consulting Agreement nor shall any provision give any third person any right of subrogation or action over or against any part to this Consulting Agreement.

21.      INDEMNIFICATION. The parties shall indemnify each other from any third-party claims against a party arising from the other party’s breach of this Consulting Agreement.  Except in the event of third-party claims neither party shall be liable for any punitive, special consequential or similar damages.

22.      BINDING ON SUCCESSORS.  This Consulting Agreement shall be binding on, and inure to the benefit of, the parties to it and their respective heirs, legal representatives and successors.

23.      RECOVERY OF LITIGATION COSTS.  If any legal action, arbitration or other proceeding is brought for the enforcement of this Consulting Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Consulting Agreement, the party substantially prevailing shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, whether or not such action is brought to judgment, in addition to any other relief to which it may be entitled.

24.      FULL DISCLOSURE.  No representation or warranty made by any party hereto and no certificate or document furnished or to be furnished to any party hereto pursuant to this Consulting Agreement contains or will contain any untrue statement of a material fact or fails to contain information necessary to make the statements contained therein misleading.

25.      SCHEDULES & EXHIBITS.  The schedules and exhibits referred to herein shall be attached hereto and are a part of this Consulting Agreement as fully set forth herein.

26.      WARRANTIES, REPRESENTATIONS, AND COVENANTS REGARDING THE DUTIES.  Consultant hereby represents warrants and covenants that Consultant will perform the Services with reasonable diligence in a professional and workmanlike manner, consistent with the generally accepted standards in the industry and in compliance with any and all applicable laws, rules and regulations.

27.      ASSIGNMENT. This Consulting Agreement is for personal service and may not be assigned or transferred by Consultant.

CLIENT                                                                                                                       CONSULTANT

By:       ___________________________                                                          by: ____________________________

Title: __________________________                                                                Title:

Dated: _________________________                                                                Dated: __________________________

.

Attachment A

As generally described in Section One of the Agreement, the following activities will compromise the Consulting Agreement: the recruitment, training and signing of Sales Agents, Super ISO’s,  End User Customers and/or Financial Organizations Institutions to resell Clients products. Subsequent evaluation(s) of the performance and sales activities of the recruited entity upon. Consultant will also directly negotiate all Third Party Servicing contracts with vendors including but not limited to: Authorization Networks, Debit Registrations, Bank Sponsorship Agreements, Equipment Vendors and all other subsequent vendors as required by Client.

Attachment B

In addition to Compensation received as described in Section 3 of this Agreement, Consultant shall receive additional consideration in the form of $15,000 cash convertible Common Stock at current marketing pricing but not less than $0.05 per share. The stock shall be issued in the following format: $7500 of cash convertible stock within ten (10) business days of the execution of this Agreement for Consulting Services as described in Section 1 of the Contract. The balance of $7500 cash convertible stock shall be issued within ten (10) days of the close of the 4th Fiscal quarter of 2011 for Consulting Services described in Section 1 of the contract.